Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS REPORTS SECOND QUARTER

AND SIX MONTH OPERATING RESULTS

Salt Lake City — July 26, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today provided a general business update and reported its operating results for the three and six months ended June 30, 2005.

BUSINESS AND PRODUCT CANDIDATE UPDATE

In the second quarter of 2005 NPS continued to progress its product candidates through research, development, and regulatory advances.

PREOS® (Parathyroid hormone [rDNA origin] for injection)

On July 11, 2005 the company announced that its New Drug Application (NDA) for PREOS® was accepted for review by the U.S. Food and Drug Administration (FDA).

Clinical results in the NDA are based on data from 13 separate studies including an international multi-center Phase 3 trial of approximately 2,600 postmenopausal osteoporotic women who were randomized to receive either a daily subcutaneous injection of 100 micrograms of PREOS® or placebo, in addition to daily calcium and vitamin D supplements. The application also includes results from Phase 1 and Phase 2 studies with PREOS®, open-label extension studies following the pivotal Phase 3 trial, and combination studies evaluating the use of PREOS® with other drugs, as well as preclinical data and data related to manufacturing the product.

A similar application to market PREOS® in Europe under the brand name PREOTACT™ is currently under review by the European Medicines Agency.

Teduglutide

NPS has now completed enrollment in a Phase 2a proof-of-concept study of teduglutide in patients with Crohn’s disease. It is expected that dosing in this study will be completed by the end of the third quarter, with an initial report of data to follow in the first quarter of 2006. Teduglutide is a proprietary analog of the hormone glucagon-like peptide 2, and has been clinically shown to stimulate the growth of cells that line the gastrointestinal tract. The company is continuing to enroll patients in a pivotal Phase 3 study with teduglutide in patients with short bowel syndrome (SBS).

Metabotropic Glutamate Receptor (mGluR) Compounds

NPS also announced that the first investigational new drug (IND) application has been filed with the FDA for a compound active at mGluRs. This compound, selected from an array of molecules included in a joint research and development agreement between NPS and AstraZeneca, will be evaluated in Phase 1 safety studies.

FINANCIAL RESULTS

NPS incurred a net loss for the second quarter of 2005 of $42.2 million, or $1.09 per share, compared to a net loss in the second quarter of 2004 of $41.4 million, or $1.11 per share. For the six months ended June 30, 2005, the net loss was $87.1 million, or $2.24 per share, compared to $77.0 million, or $2.07 per share for the six months ended June 30, 2004.

Revenues for the second quarter of 2005 were $2.2 million compared to revenues of $443,000 for the same period last year. The increase in revenues for the three months ended June 30, 2005 as compared with the same period in the prior year is primarily the result of increased royalty revenue earned from sales of Sensipar® (cinacalcet HCl) by Amgen Inc. during the second quarter of 2005. Revenues for the six months ended June 30,

2005 were $3.8 million compared to $12.5 million in the same period of 2004. The decrease in revenues for the six months ended June 30, 2005 compared with the same period in the prior year is due primarily to milestone payments earned during the six months ended June 30, 2004. During the six months ended June 30, 2004, the company received a $10.0 million milestone payment from Amgen for the approval of the cinacalcet HCl NDA by the FDA and a $2.0 million milestone payment from Kirin Brewery for the commencement of Phase 3 clinical trials with cinacalcet HCl in Japan. Additionally, during the six months ended June 30, 2005 and 2004, the company recognized $3.8 million and $395,000, respectively, in royalty revenue from Amgen on sales of cinacalcet HCl.

Costs of royalties were $255,000 and $461,000, respectively, during the three and six months ended June 30, 2005. The company did not record similar expenses during the same period in 2004.

Research and development expenses were $27.7 million for the second quarter of 2005 compared to $31.3 million for the second quarter of 2004. The decrease in research and development expenses compared to the second quarter of 2004 is principally due to a $6.1 million decrease in the costs associated with the manufacture of clinical and commercial supplies of PREOS® and teduglutide, including amounts paid and due to a contract manufacturer for reservation fees in accordance with an agreement for “fill and finish” production of clinical and commercial supplies of PREOS®, offset by a $1.5 million payment for an intellectual property license fee and a $925,000 increase in development costs related to advancing the PREOS® and teduglutide clinical programs.

For the six months ended June 30, 2005, research and development expenses were $60.8 million compared to $71.9 million for the same period in 2004. The decrease in research and development expenses during the six months ended June 30, 2005 as compared to the same period in the prior year is primarily due to a $13.3 million decrease in the costs associated with the manufacturing of clinical and commercial supplies of PREOS® and teduglutide, and a $1.6 million decrease in the development costs of advancing the PREOS® program. These decreases in costs were offset by a $1.5 million payment for an intellectual property license fee and a $371,000 increase in the development costs of advancing the teduglutide clinical program.

General and administrative expenses were $12.5 million for the quarter ended June 30, 2005 compared to $9.9 million expended in the same quarter in 2004. For the six months ended June 30, 2005, general and administrative expenses were $21.7 million compared to $16.5 million for the same period in 2004. The increases in general and administrative expenses during the three and six months ended June 30, 2005 as compared with the same periods in the prior year are primarily due to increases in marketing and sales expenses, including costs related to market research, educational, and commercial activities associated with PREOS® and the promotion of Kineret®.

Amortization of intangibles was zero for the three and six months ended June 30, 2005. During the three and six months ended June 30, 2004, amortization of intangibles was $382,000 and $776,000 respectively. As of December 31, 2004, purchased intangible assets with the acquisition of Allelix were fully amortized.

Other expenses, net, were $3.9 million for the three months ended June 30, 2005 as compared to $292,000 in the same quarter in the prior year. For the six months ended June 30, 2005, other expenses, net, were $8.0 million compared to $350,000 in the same period in the prior year. The increases in other expenses, net, in both periods are primarily the result of recording net interest expense of $4.5 million and $9.0 million, respectively, for the three and six months ended June 30, 2005, on the $175.0 million secured notes that were issued in December 2004. Similar expenses were not recorded during the three and six months ended June 30, 2004.

As of June 30, 2005, the company had 38.8 million shares outstanding and $239.4 million in cash, cash equivalents, and marketable investment securities as compared to $329.7 million at December 31, 2004. The decrease in cash, cash equivalents and marketable investment securities was primarily the result of cash used in operating activities of $88.5 million during the six months ended June 30, 2005, including interest payments on outstanding notes payable. In addition, the company had capital expenditures of $6.6 million, primarily due to the construction of leasehold improvements on laboratory and administrative space in Toronto, Canada.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues from research and license agreements	$2,183	$443	$3,817	$12,453

Operating expenses:
Cost of royalties	255	—	461	—
Research and development	27,701	31,340	60,808	71,937
General and administrative	12,504	9,939	21,673	16,470
Amortization of intangibles	—	382	—	776

Total operating expenses	40,460	41,661	82,942	89,183

Operating loss	(38,277)	(41,218)	(79,125)	(76,730)

Other expense, net	(3,902)	(292)	(8,029)	(350)

Loss before income tax benefit	(42,179)	(41,510)	(87,154)	(77,080)

Income tax benefit	17	128	42	47

Net loss	$(42,162)	$(41,382)	$(87,112)	$(77,033)

Basic and diluted net loss per common and potential common share	$(1.09)	$(1.11)	$(2.24)	$(2.07)

Weighted average common and potential common shares outstanding - basic and diluted	$38,827	37,251	$38,813	$37,217

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
Assets
Cash, cash equivalents and marketable investment securities	$239,435	$329,685
Current restricted cash and cash equivalents	7,384	15,052
Other current assets	7,161	4,754
Restricted cash and cash equivalents	7,181	4,385
Plant and equipment, net of accumulated depreciation and amortization	31,060	24,540
Other assets, net of accumulated amortization	17,693	19,069

Total assets	$309,914	$397,485

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	38,798	43,142
Notes payable and other liabilities	368,626	367,132

Total liabilities	407,424	410,274

Paid-in capital and common stock	580,115	578,307
Deferred compensation	(1,961)	(2,527)
Accumulated other comprehensive loss	(2,071)	(2,088)
Accumulated deficit	(673,593)	(586,481)

Net stockholders’ deficit	(97,510)	(12,789)

Total liabilities and stockholders’ deficit	$309,914	$397,485

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company markets products and has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com

Call Information

A conference call will be held today at 5:00 p.m. EDT. To participate in the call, dial (800) 260-8140 with passcode 12796076. In addition, live audio of the conference call will be simultaneously broadcast over the internet and may be accessed on the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). Please click on the webcast link and follow the prompts for registration and access. A replay will be available at (888) 286-8010 with passcode 81173316. The webcast portion of the call will also be available on the NPS website for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: our expectation that we will complete dosing in the Crohn’s Phase 2a proof-of-concept study by end of the third current quarter and report data from the study by the end of the first quarter of 2006, and our intent to continue to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to enroll patients in our clinical trials in a timely manner; we may not be able to collect, analyze and report data from our clinical trials in a timely manner; we may never develop additional products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of July 26, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the six months ended June 30, 2005.

PREOS® is a trademark owned by NPS.

Kineret® is a trademark owned by Amgen, Inc.